Execution

AMORTIZING RESIDENTIAL COLLATERAL TRUST

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-BC7

TERMS AGREEMENT

September 27, 2002

To:

Structured Asset Securities Corporation, as Depositors under the Trust Agreement dated as of September 1, 2002 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2002-BC7.

Terms of the Series 2002-BC7 Certificates:  Amortizing Residential Collateral Trust Mortgage Pass-Through Certificates, Series 2002-BC7, Class A1, Class A2, Class A3, Class A-IO, Class A-SIO, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class B1, Class B2, Class B3, Class X, Class P and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of conventional, first and second lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of approximately $827,391,137.  Only the Class A1, Class A2, Class A3, Class A-IO, Class A-SIO, Class M1, Class M2, Class M3, Class M4, Class M5, Class M6, Class B1, Class B2 and Class B3 (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-92140.

Certificate Ratings:  It is a condition to the issuance of the Class A1, Class A2, Class A3 and Class A-IO Certificates that they be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by each of Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch, Inc. (“Fitch Ratings” and, together with S&P and Moody’s, the “Rating Agencies”).  It is a condition to the issuance of the Class A-SIO Certificates that they be rated “AAA” by each of S&P and Fitch Ratings. It is a condition to the issuance of the Class M1 Certificates that they be rated “AA+” by each of S&P and Fitch Ratings.  It is a condition to the issuance of the Class M2 Certificates that they be rated “AA” by each of S&P and Fitch Ratings.  It is a condition to the issuance of the Class M3 Certificates that they be rated “AA-” by each of S&P and Fitch Ratings.  It is a condition to the issuance of the Class M4 Certificates that they be rated “A+” by each of S&P and Fitch Ratings.  It is a condition to the issuance of the Class M6 Certificates that they be rated “A-” by each of S&P and Fitch Ratings.  It is a condition to the issuance of the Class B1 Certificates that they be rated “BBB+” by each of S&P and Fitch Ratings and “Baa2”  by Moody’s.  It is a condition to the issuance of the Class B2 Certificates that they will be rated “BBB” by each of S&P and Fitch Ratings.  It is a condition to the issuance of the Class B3 Certificates that they will be rated “BBB-“ by each of S&P and Fitch Ratings and “Baa3” by Moody’s.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  September 1, 2002.

Closing Date:  10:00 A.M., New York time, on or about September 30, 2002.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street N.W., Washington DC 20036 and any notices delivered to each of the Representative and the Depositor shall be delivered to it at 745 7th Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/ Stanley Labanowski

Name: Stanley Labanowski

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/ Ellen V. Kiernan

           Name: Ellen V. Kiernan

           Title:   Vice President

Schedule 1

	Initial Certificate		Purchase
	Principal (or Notional)	Certificate	Price
Class	Amount(1)	Interest Rate	Percentage

Class A1	$532,603,000	(2)	100.00%
Class A2	$111,420,000	(2)	100.00%
Class A3	$59,260,000	(2)	100.00%
Class A-IO	(3)	(2)	100.00%
Class A-SIO	(4)	(5)	100.00%
Class M1	$49,643,000	(2)	100.00%
Class M2	$17,375,000	(2)	100.00%
Class M3	$8,273,000	(2)	100.00%
Class M4	$6,206,000	(2)	100.00%
Class M5	$10,342,000	(2)	100.00%
Class M6	$4,137,000	(2)	100.00%
Class B1	$8,274,000	(2)	100.00%
Class B2	$6,206,000	(2)	100.00%
Class B3	$10,342,000	(2)	100.00%

________________________

(1)

Approximate.

(2)

Interest will accrue on the Class A1, A2, A3, M1, M2, M3, M4, M5, M6, B1, B2 and B3 Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.

(3)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their component notional amounts, as described in the prospectus supplement.

(4)

The Class A-SIO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their component notional amounts, as described in the prospectus supplement.

(5)

Interest will accrue on the Class A-SIO Certificates based on a specified rate minus one-month LIBOR, subject to a minimum rate of 0.00%, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”